                                                                     EXHIBIT 4.8


                            Z-TEL TECHNOLOGIES, INC.

              AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF 8%
            CONVERTIBLE PREFERRED STOCK, SERIES E, SETTING FORTH THE POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS
               AND RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

                  Pursuant to Section 151 of the Delaware General Corporation Law, Z-Tel Technologies, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

                  FIRST: That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Charter"), the Board of Directors of the Corporation on October 17, 2000 duly adopted resolutions creating a series of Preferred Stock designated as 8% Convertible Preferred Stock, Series E.

                  SECOND: Resolutions, setting forth a proposed Amended and Restated Certificate of Designation of Series E Convertible Preferred Stock (the "Amended Certificate"), declaring the Amended Certificate to be advisable and directing that this Amended Certificate be considered by the stockholders of the Corporation entitled to vote thereon, were duly adopted by unanimous written consent of the Board of Directors of the Corporation.

                  THIRD: Thereafter, the Amended Certificate was approved at a special meeting, duly called and convened in accordance with Section 222 of the General Corporation Law of the State of Delaware on June 29, 2001, by vote in respect thereof of the requisite percentage of the stockholders of the Corporation entitled to vote thereon.

                  FOURTH: The Amended Certificate was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                  FIFTH: The Amended Certificate would amend and restate the Corporation's Certificate of Designation of Series E Convertible Preferred Stock in its entirety and replace it with the following:

Section 1.        Designation and Number; Ranking.

                  (a) The shares of such series shall be designated as Series E Convertible Preferred Stock (the "Series E Preferred"). The number of authorized shares of the Series E Preferred shall be 6,250,000, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then outstanding shares of Series E Preferred or shares of Series E Preferred to be issued pursuant to the Stock Purchase Agreement (as defined below).
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                                                                               2

                  (b) The Series E Preferred shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank on a parity with the Series D Convertible Preferred Stock, par value of $0.01 per share of the Corporation and prior to all other classes and series of Junior Stock (as defined below) of the Corporation now or hereafter authorized including, without limitation, the Common Stock (as defined below).

                  (c) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 11.

Section 2.        Dividends and Distributions.

                  (a) Series E Dividends. The holders of shares of Series E Preferred, in preference to the holders of shares of Common Stock and of any shares of other Junior Stock of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative cash dividends at an annual rate per share of Series E Preferred equal to 8.00% of the Liquidation Preference with respect to such share per annum ("Series E Dividend Rate"), calculated on the basis of a 360-day year consisting of twelve 30-day months, accruing and payable in equal quarterly payments, in immediately available funds, on the last day of March, June, September and December or, if any such day is not a Business Day, the next succeeding Business Day, in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first quarterly dividend date to occur after the issue date of such shares; provided that the dividend payable on the first Quarterly Dividend Payment Date to occur after the original issue date shall be computed based on the number of days prior to such date that the Series E Preferred has been issued and outstanding; and provided further that, notwithstanding the foregoing
(i) no dividends shall be paid or payable in cash with respect to any share of Series E Preferred until the earliest of the date (x) such share is redeemed in accordance with the terms of the Series E Preferred and (y) payment is made to the Series E Preferred pursuant to Section 7 and (ii) upon conversion of any share of Series E Preferred, accrued dividends shall be treated as contemplated by Section 8 or Section 10.

                  (b) Dividend Arrearage. If as of any Quarterly Dividend Payment Date there is a Dividend Arrearage (as hereinafter defined), an additional dividend (the "Additional Dividend") shall accrue on each share of the Series E Preferred for the period from such Quarterly Dividend Payment Date through the earlier of (x) the date on which such Dividend Arrearage is paid in full and (y) the next succeeding Quarterly Dividend Payment Date, in an amount equal to the product of (i) the Series E Dividend Rate and (ii) the amount of such Dividend Arrearage as of such Quarterly Dividend Payment Date. For purposes of this Section 2(b), "Dividend Arrearage" shall mean, with respect to each share of Series E Preferred, as of any Quarterly Dividend Payment Date, the excess, if any of (i) the sum of all dividends theretofore accrued on such share in accordance with Section 2(a) (including those accrued as of and including such Quarterly Dividend Payment Date) plus all Additional Dividends, if any, theretofore accrued on such share in accordance with this Section 2(b) (including those accrued as of and including such

Quarterly Dividend Payment Date), over (ii) all dividends actually paid with respect to such share on or before such Quarterly Dividend Payment Date.

                  (c)      Accrual of Dividends. Dividends payable pursuant to
Section 2(a) shall begin to accrue and be cumulative from the Issue Date, and shall accrue on a daily basis, in each case whether or not declared. Dividends paid on the shares of Series E Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares of Series E Preferred at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series E Preferred entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days or less than 10 days prior to the date fixed for the payment thereof. Accumulated but unpaid dividends for any past quarterly dividend periods may be declared and paid at any time, without reference to any regular Quarterly Dividend Payment Date, to holders of record on such date, not more than 60 nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                  (d) Other Dividends. In addition to the dividends or distributions on the Series E Preferred described in Section 2(a), in the event that the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash, in capital stock (which shall include, without limitation, any options, warrants or other rights to acquire capital stock) of the Corporation, whether or not pursuant to a shareholder rights plan, "poison pill" or similar arrangement, or other property or assets)) to holders of Common Stock, then the Board of Directors shall declare and the holder of each share of Series E Preferred shall be entitled to receive a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Series E Preferred is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of shares of Series E Preferred at the same time such dividend or distribution is made to holders of Common Stock.

Section 3.        Voting Rights.

                  In addition to any voting rights provided by law, the holders of shares of Series E Preferred shall have the following voting rights:

                  (a) So long as the Series E Preferred is outstanding, each share of Series E Preferred shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Series E Preferred shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted such share of Series E Preferred into Common Stock on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

                  (b) Protective Provisions. Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of at least 50% of the outstanding shares of Series E Preferred, voting separately as a single class, shall be necessary to:

                           (i)      authorize, increase the authorized number of
shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification), any shares of any class or classes of Senior Stock, Parity Stock, the Series E Preferred or Junior Stock, if in the case of Junior Stock, such Stock has a mandatory or optional redemption date and such dates could be earlier than the Mandatory Redemption Date or the Optional Redemption Date;

                           (ii)     authorize, adopt or approve an amendment to
the Charter that would increase or decrease the par value of the shares of Series E Preferred, or alter or change the powers, preferences or special rights of the shares of Series E Preferred or the shares of any class of Parity Stock or Senior Stock;

                           (iii)    amend or alter the Charter so as to affect
the shares of Series E Preferred adversely, including by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Corporation, by reclassifying any capital stock into Senior Stock or Parity Stock or by amending the terms of any class of Parity Stock or Senior Stock or amending the terms covering redemption of any Junior Stock;

                           (iv)     authorize or issue any security convertible
into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock;

                           (v)      effect any sale or merger of a Material
Subsidiary or effect a sale of assets of the Corporation in any transaction or series of transactions having an aggregate fair market value of more than $50 million during any 365 day period;

                           (vi)     incur any indebtedness for borrowed money
other than indebtedness under receivable financing arrangements not to exceed $50 million in the aggregate total if, after giving effect to the incurrence of such indebtedness, the indebtedness for borrowed money of the Corporation exceeds the Permissible Amount;

                           (vii)    take any action which would have the effect
of reducing stockholders equity as defined by GAAP by more than 10% during any 365 day period;

                           (viii)   issue shares of Common Stock or securities
convertible into Common Stock (other than issuances for cash or issuances pursuant to a stock option plan approved by the Board of Directors of the Corporation) if such issuance would increase, during any 365 day period, the number of shares of Common Stock outstanding on a fully-diluted basis by more than 20%;

                           (ix)     effect any Change of Control of the
Corporation in connection with which a vote of shareholders of the Corporation is required; or

                           (x)      effect the voluntary liquidation,
dissolution, winding up, recapitalization or reorganization of the Corporation, or the consolidation or merger of the Corporation with or into any other Person (except a wholly-owned subsidiary of the Corporation), or the sale or other distribution to another Person of all or substantially all of the assets of the Corporation in each case not constituting a Change of Control in connection with which a vote of shareholders of the Corporation is required; provided, however, that no separate vote of the holders of the Series E Preferred as a class shall be required under this clause (x) in the case of a recapitalization, reorganization, consolidation or merger of the Corporation if:

                                    (A)      the resulting or surviving
corporation will have after such recapitalization, reorganization, consolidation or merger no Senior Stock or Parity Stock either authorized or outstanding (except such Senior Stock or Parity Stock of the Corporation as may have been authorized or outstanding immediately preceding such consolidation or merger, or such stock of the resulting or surviving corporation (having the same powers, preferences and special rights of any such Senior Stock or Parity Stock) as may be issued in exchange therefor),

                                    (B)      each holder of shares of Series E
Preferred immediately preceding such recapitalization, reorganization, consolidation or merger will receive in exchange therefor the same number of shares of stock, with the same preferences, rights and powers, of the resulting or surviving corporation, and

                                    (C)      after such recapitalization,
reorganization, consolidation or merger the resulting or surviving corporation shall not be in breach of any of the terms hereof.

                  (c) Exercise of Voting Rights. The foregoing right of holders of shares of Series E Preferred to take any action as provided in
Section 3(b) may be exercised at any annual meeting of stockholders or at a special meeting of holders of shares of Series E Preferred held for such purpose or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action.

                  In connection with the exercise of such right (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the President of the Corporation may call, and upon the written request of holders of record of at least 5% of the outstanding shares of Series E Preferred, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of Series E Preferred. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the by-laws of the Corporation for the holding of meetings of stockholders.

                           (i)      At each meeting of stockholders at which the
holders of shares of Series E Preferred shall have the right, voting separately as a single class, to take any action, the presence in person or by proxy of the holders of record of one third of the total number of shares of Series E Preferred then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum of such holders. At any such meeting or at any adjournment thereof:

                                    (A)      the absence of a quorum of the
holders of shares of Series E Preferred shall not prevent the election of directors, and the absence of a quorum of the holders of shares of any other class of series of capital stock shall not prevent the taking of any action as provided in this Section 3; and

                                    (B)      in the absence of a quorum of the
holders of shares of Series E Preferred, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series E Preferred from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

                  For taking of any action by the holders of shares of Series E Preferred, voting separately as a class, each such holder shall have one vote for each share of such stock standing in his name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; provided, however, that shares of Series E Preferred held by the Corporation or any Affiliate of the Corporation shall not be deemed to be outstanding for purposes of taking any action as provided in this Section 3.

Section 4.        Certain Restrictions.

                  (a) No Dividends. Whenever quarterly dividends payable on shares of Series E Preferred as provided in Section 2 are not paid in full in cash, at such time and thereafter until all unpaid dividends payable, whether or not declared, on the outstanding shares of Series E Preferred shall have been paid in full in cash or declared and set apart in cash for payment, or whenever the Corporation shall not have converted or exchanged shares of Series E Preferred at a time required by Section 8 or 10, at such time and thereafter until all conversion and exchange obligations provided in Section 8 or 10 that have come due shall have been satisfied the Corporation shall not: (A) declare or pay dividends, or make any other distributions, on any shares of Junior Stock or (B) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, except (i) dividends or distributions paid ratably on the Series E Preferred and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all shares of the Series E Preferred and such Parity Stock are then entitled and (ii) dividends paid on the Series D Convertible Preferred Stock pursuant to the Certificate of Designation of the Series D Convertible Preferred Stock dated July 13, 2000 so long as dividends on the Series E Preferred are not payable at that time.

                  (b) No Redemption. Whenever dividends payable on shares of Series E Preferred as provided in Section 2(a) are not paid in full in cash, at such time and thereafter until all unpaid dividends payable, whether or not declared, on the outstanding shares of Series E Preferred shall have been paid in full in cash or declared and set apart in cash for payment, or whenever the Corporation shall not have converted or exchanged shares of Series E Preferred at a time required by Section 8 or 10, at such time and thereafter until all conversion and exchange obligations provided in Section 8 or 10 that have come due shall have been satisfied, the Corporation shall not redeem, purchase or otherwise acquire for consideration any shares of Junior Stock or Parity Stock; provided, however, that (A) the Corporation may accept shares of any Senior Stock, Parity Stock or Junior Stock for conversion into Junior Stock and (B) the Corporation may at any time redeem, purchase or otherwise acquire shares of any Parity Stock pursuant to any mandatory redemption, put, sinking fund or other similar obligation contained in such Parity Stock, pro rata with the Series E Preferred in proportion to the total amount then required to be applied by the Corporation to redeem, repurchase, convert, exchange or otherwise acquire shares of Series E Preferred and shares of such Parity Stock.

                  (c) Subsidiary Action. The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to Section 4(b), purchase such shares at such time and in such manner; provided that this provision shall not prohibit sales of shares of capital stock by the Corporation to any third party.

Section 5.        Redemption.

                  (a) Optional Redemption. Except as otherwise set forth in this Section 5, the Corporation shall not have any right to redeem any shares of Series E Preferred prior to the fifth anniversary of the Effective Date. On and after the fifth anniversary of the Effective Date, or during a Change of Control Window, the Corporation shall have the right, at its sole option and election, to redeem the shares of Series E Preferred, in whole but not in part, on not less than 30 days notice of the date of redemption (any such date an "Optional Redemption Date") at a price per share (the "Optional Redemption Price") equal to the applicable percentage set forth below of the sum of the (i) Liquidation Preference per share and (ii) any accrued and unpaid dividends thereon (including Additional Dividends), whether or not declared or payable, to the applicable Optional Redemption Date, in immediately available funds.

IF REDEEMED ON OR AFTER THE           AND REDEEMED BEFORE THE
ANNIVERSARY OF THE EFFECTIVE     ANNIVERSARY OF THE EFFECTIVE DATE
     DATE OCCURRING IN                     OCCURRING IN                   APPLICABLE PERCENTAGE
----------------------------     ---------------------------------        ---------------------
           2006                                2007                                102%
           2007                          October 19, 2008                          101%

                  (b) Mandatory Redemption. To the extent permitted by law, the Corporation shall redeem, on the eighth anniversary of the Original Issue Date (or, if such day is not a Business Day, on the first Business Day thereafter) (the "Mandatory Redemption Date"), all remaining shares of Series E Preferred then outstanding, for an amount equal to the Liquidation Preference for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon (including Additional Dividends) to the Mandatory Redemption Date (the "Mandatory Redemption Price"), in immediately available funds. Prior to authorizing or making such redemption with respect to the Series E Preferred, the Corporation, by resolution of the Board of Directors shall, to the extent of funds legally available therefor, declare a dividend on the Series E Preferred payable on the Mandatory Redemption Date in an amount equal to any accrued and unpaid dividends on the Series E Preferred as of such date (including Additional Dividends) and, if the Corporation does not have sufficient legally available funds to declare and pay all dividends accrued at the time of such redemption, any remaining accrued and unpaid dividends (including Additional Dividends) shall be added to the Mandatory Redemption Price. After paying any accrued and unpaid dividends pursuant to the foregoing sentence, if the funds of the Corporation legally available for redemption of shares of the Series E Preferred then required to be redeemed are insufficient to redeem the total number of such shares then outstanding, those funds which are legally available shall be used to redeem the maximum possible number of shares of the Series E Preferred, which shares to be redeemed shall be allocated pro rata among the holders of the Series E Preferred based on the number of shares of Series E Preferred held by such holders. At any time and from time to time thereafter, when additional funds of the Corporation are legally available to discharge its obligation to redeem all of the outstanding shares of Series E Preferred required to be redeemed pursuant to this Section (the "Mandatory Redemption Obligation"), such funds shall be immediately used to discharge such Mandatory Redemption Obligation until the balance of such shares have been redeemed. If and so long as the Mandatory Redemption Obligation shall not be fully discharged, dividends on any remaining outstanding shares of Series E Preferred shall continue to accrue and be added to the dividend payable pursuant to the second preceding sentence.

                  (c) Change of Control. If, on or prior to the fifth anniversary of the Effective Date, (i) a Change of Control occurs, a holder of Series E Preferred may require the Corporation to redeem the holder's shares of Series E Preferred, in whole but not in part (the "Holder's Put Right") or (ii) the corporation wishes to effect a Change of Control in connection with which a vote of the shareholders is required and the holders of a majority of the shares of Series E Preferred notify the Corporation that they intend to exercise their right under Section 3(b)(ix) to vote against a proposed transaction that would result in a Change of Control, the Corporation may require the holders of Series E Preferred to surrender all but not less than all their shares of Series E Preferred for redemption (the "Company Call Right"), in either case at a price per share (the "Control Redemption Price") equal to 125% of the sum of (A) the Liquidation Preference plus (B) an amount per share equal to all accrued and unpaid dividends thereon (including Additional Dividends), whether or not declared or payable, in immediately available funds. (The Control Redemption Price, Optional Redemption Price and Mandatory Redemption Price are sometimes referred to as the "Applicable Redemption Price," which Price in all cases, includes full cumulative dividends accrued and unpaid (including Additional Dividends) on the shares of Series E Preferred being redeemed. The Control Redemption Date (as defined below), Optional Redemption Date, and Mandatory Redemption Date are sometimes referred to as the "Applicable Redemption Date.")

                  (d)      Notice.

                           (i)      The Corporation will provide notice to
holders of record of the Series E Preferred (x) of any redemption pursuant to
Section 5(a) or 5(b) not less than 30 nor more than 60 days prior to the date fixed for such redemption (a "Redemption Notice") and (y) of any Change of Control within 30 days of such Change of Control, provided that in the case of a Change of Control requiring a shareholder vote, the Corporation shall provide such notice at least 30 days prior to the date fixed for the meeting of holders of Series E Preferred called to vote on that proposed transaction (a "Change of Control Notice"). Any Notice provided pursuant to this Section 8(d) shall be provided by first-class mail postage prepaid, to each holder of record of the Series E Preferred, at such holder's address as it appears on the stock transfer books of the Corporation.

                           (ii)     Each Redemption Notice shall state, as
appropriate, (x) the Applicable Redemption Date; (y) the number of shares of Series E Preferred to be redeemed and, if fewer than all the shares held by any holder are to be redeemed, the number of such shares to be redeemed from such holder; and (z) the Optional Redemption Price or Mandatory Redemption Price.

                           (iii)    Each Change of Control Notice shall state
that: (v) the Corporation proposes to effect a Change of Control in connection with which a vote of shareholders is required and the holders of the Series E Preferred have the right to approve such transaction; (w) if holders of 50% or more of the outstanding shares of Series E Preferred notify the Corporation that they will not approve such transaction within 20 days of the receipt of the Change of Control Notice, the Corporation may redeem all but not less than all the shares of Series E Preferred; (x) if a Change of Control occurs, each holder has the right to require the Company to redeem its shares of Series E Preferred and any shares of Series E Preferred not tendered for redemption will remain outstanding and continue to accrue dividends (including Additional Dividends);
(y) the Control Redemption Price; and (z) the date on which the Corporation must redeem the shares upon exercise of the Holder's Put Right or the Company Call Right, whichever is applicable (in either case, the "Control Redemption Date"), which shall be not later than

30 days from the date the Change of Control Notice is mailed. Within 20 days of receipt of the Change of Control Notice notifying that the Corporation proposes to effect a Change of Control in connection with which a shareholder vote is required, each holder of Series E Preferred shall notify the Corporation as to whether it will vote to approve or vote against such transaction. If it states it will approve such transaction, then that holder of Series E Preferred agrees to vote in favor of the transaction.

                           (iv)     In addition, each Redemption Notice and
Change of Control Notice shall state, as appropriate, (v) the place or places where certificates for such shares are to be surrendered for redemption; (w) the amount of full cumulative dividends per share of Series E Preferred to be redeemed (including Additional Dividends) up to but excluding the Applicable Redemption Date, and that dividends on shares of Series E Preferred to be redeemed will cease to accrue on such Redemption Date unless the Corporation shall default in payment of the Applicable Redemption Price; (x) the name and location of any bank or trust company with which the Corporation will deposit redemption funds pursuant to subsection (f) below; (y) the then-effective Conversion Price; and (z) that the right of holders to convert shares of Series E Preferred to be redeemed will terminate at the close of business on the Business Day next preceding the date fixed for redemption (unless the Corporation shall default in the payment of the Applicable Redemption Price).

Any Notice that is mailed pursuant to clause (i) shall be conclusively presumed to have been duly given, whether or not the holder of shares of Series E Preferred receives such notice, and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series E Preferred.

                  (e) Mechanics of Redemption. Upon surrender in accordance with any notice referred to in subsection (d) above of the certificate for any shares redeemed pursuant to Section 8(a), (b) or (c) (duly endorsed or accompanied by appropriate instruments of transfer if so required by the Corporation), the holders of record of such shares shall be entitled to receive the Applicable Redemption Price, without interest, up to but excluding such Redemption Date out of funds legally available therefor. If fewer than all the shares represented by any such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued without cost to the holder thereof.

                  (f) Redemption Funds. On the date of any redemption being made pursuant to this Section, the Corporation shall, and at any time after mailing the Redemption Notice or Change of Control Notice and before the Applicable Redemption Date the Corporation may, deposit for the benefit of the holders of shares of Series E Preferred to be redeemed the funds necessary for such redemption with a bank or trust company having a capital and surplus of at least $1 billion, with instructions to such bank or trust company to pay the full redemption as provided herein to the holders of shares of Series E Preferred upon surrender of certificates for such shares; provided, however, that the making of such deposit shall not release the Corporation from any of its obligations hereunder. Any moneys so deposited by the Corporation and unclaimed at the end of two years from the Applicable Redemption Date shall revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series E Preferred so redeemed shall look only to the Corporation for the payment of the full redemption amounts, as provided herein.

                  (g) Rights After Redemption. Notice of redemption having been given as provided in Section 8(d), upon the deposit pursuant to subsection
(f) of the full redemption amounts as provided herein in respect of all shares of Series E Preferred then to be redeemed, notwithstanding that any certificates for such shares shall not have been surrendered in accordance with subsection
(e), from and after the Applicable Redemption Date: (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the right to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of such shares of Series E Preferred shall cease and terminate, excepting only the right to receive the full redemption amounts as provided herein without interest thereon. If the funds deposited are not sufficient for redemption of the shares of the Series E Preferred that were to be redeemed, then no certificates evidencing such shares shall be deemed surrendered and such shares shall remain outstanding and the rights of holders of shares of Series E Preferred shall continue to be those of holders of shares of the Series E Preferred.

Section  6. Reacquired Shares.

                  Any shares of Series E Preferred converted, exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series E Preferred shall upon their cancellation become authorized but unissued shares of preferred stock, par value $.01 per share, of the Corporation and, upon the filing of an appropriate Certificate of Designation with the Secretary of State of the State of Delaware, may be reissued as part of another series of preferred stock, par value $.01 per share, of the Corporation subject to the conditions or restrictions on issuance set forth therein, but in any event may not be reissued as shares of Series E Preferred unless all shares of the Series E Preferred issued on the Issue Date shall have already been redeemed, converted or exchanged.

Section 7.        Liquidation, Dissolution or Winding Up.

                  (a) Effect of Liquidation. If the Corporation shall commence a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due (any such event, a "Voluntary Liquidation Event"), or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made:

                           (i)      to the holders of shares of Junior Stock
unless, prior thereto, the holders of shares of Series E Preferred, subject to
Section 8, shall have received the greater of (A) (1) if a Voluntary Liquidation Event shall have occurred, the Optional Redemption Price with respect to each share (or if such event is a Change of Control, the amount payable under Section 5(c) with respect to such share) and (2) if a Voluntary Liquidation Event shall not have occurred, the Liquidation Preference, plus all accrued and unpaid dividends, whether or not declared or currently payable, to the date of distribution, with respect to each share and (B) the amount per share (subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) for each outstanding share of Series E Preferred as if the holders had converted such shares into shares of Common Stock immediately prior to the liquidation, dissolution or winding up, or

                           (ii)     to the holders of shares of Parity Stock,
except distributions made ratably on the Series E Preferred and all other Parity Stock in proportion to the total amounts to which the holders of all shares of the Series E Preferred and other Parity Stock are entitled upon such liquidation, dissolution or winding up;

provided that any distributions referred to in clauses (i) and (ii) shall also include all amounts payable to the holders of shares of Series E Preferred under this Section 7 or Section 5(c) as a result of a Change of Control.

Nothing in this section shall affect the rights of holders of shares of Series E Preferred under Section 3 with respect to a Voluntary Liquidation Event.

                  (b) Voluntary Liquidation. For purposes of this Section 7, the holders of a majority of the outstanding shares of the Series E Preferred may elect to have treated as a Voluntary Liquidation Event the consolidation or merger of the Corporation with or into any other corporation or the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or any other reorganization or business combination of the Corporation or a Change of Control.

Section 8.        Voluntary Conversion.

                  (a) Conversion Right. Any holder of Series E Preferred shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 8, any or all of such holder's shares of Series E Preferred into such number of fully paid and non-assessable shares of Common Stock as is equal, subject to Section 8(f), to the product of the number of shares of Series E Preferred being so converted multiplied by the quotient of (i) the sum of the Liquidation Preference and (x) in the event of a conversion during a Change of Control Window, an amount equal to the Additional Amount, or (y) in the event of a conversion other than during a Change of Control Window, all dividends accrued and unpaid (including Additional Dividends) on the Series E Preferred so converted to the date of conversion divided by (ii) the Conversion Price (as defined below) then in effect, except that with respect to any shares which shall be called for exchange or redemption, such right shall terminate at the close of business on the date of exchange or redemption for such shares, unless in any such case the Corporation shall default in performance or payment due upon exchange or redemption thereof. The Conversion Price shall be $12.00, subject to adjustment as set forth in Section 8(c). Such conversion right shall be exercised by the surrender of the shares to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it, accompanied by written notice that the holder elects to convert such Shares and, subject to Section 8(j), specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 8(j). All shares of Series E Preferred surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and no shares of Series E Preferred shall be issued in lieu thereof.

                  (b) Mechanics of Conversion. As promptly as practicable after the surrender, as herein provided, of any shares of Series E Preferred for conversion pursuant to Section 8(a), the Corporation shall deliver to or upon the written order of the holder of such shares so surrendered a certificate or certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Series E Preferred have been converted in accordance with the provisions of this Section 8. Subject to the following provisions of this paragraph and of Section 8(c), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares of Series E Preferred shall have been surrendered in satisfactory form for conversion, and the Person or Persons entitled to receive the Common Stock deliverable upon conversion of such shares of Series E Preferred shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time, and such conversion shall be at the Conversion Price in effect at such time; provided, however, that no surrender shall be effective to constitute the Person or Persons entitled to receive the Common Stock deliverable upon such conversion as the record holder or holders of such Common Stock while the share transfer books of the Corporation shall be closed (but not for any period in excess of five days), but such surrender shall be effective to constitute the Person or Persons entitled to receive such Common Stock as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at the Conversion Price in effect at, such time on such next succeeding day.

                  (c) Adjustment of Conversion Price. The Conversion Price (and the price at which a share of Common Stock is valued pursuant to Section
10) shall be subject to adjustment as follows:

                           (i)      In case the Corporation shall at any time or
from time to time after the Issue Date (A) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series E Preferred in the manner provided in Section 2(d)) on the outstanding shares of Common Stock in capital stock (which, for purposes of this Section 8(c) shall include, without limitation, any options, warrants or other rights to acquire capital stock) of the Corporation, (B) subdivide the outstanding shares of Common Stock into a larger number of shares, (C) combine the outstanding shares of Common Stock into a smaller number of shares, (D) issue any shares of its capital stock in a reclassification of the Common Stock or (E) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series E Preferred in the manner provided in
Section 2(d)) on the outstanding shares of Common Stock in securities of the Corporation pursuant to a shareholder rights plan, "poison pill" or similar arrangement,

then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series E Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series E Preferred been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(c)(i) shall become effective retroactively (A) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (B) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                           (ii)     In case the Corporation shall at any time or
from time to time after the Issue Date issue shares of Common Stock (or securities convertible into or exchangeable for Common Stock, or any options, warrants or other rights to acquire shares of Common Stock) for a consideration per share less than either the Conversion Price or the Current Market Price per share of Common Stock then in effect at the record date or issuance date, as the case may be (the "Date"), referred to in the following sentence (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price for such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the Date by a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Date plus the number of additional shares of Common Stock issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued or to be issued upon the conversion, exchange or exercise of such convertible or exchangeable securities or options, warrants or other rights (plus the aggregate amount of any additional consideration initially payable upon such conversion, exchange or exercise of such security) would purchase at the greater of the Conversion Price or Current Market Price per share of Common Stock on the Date, as the case may be.

Such adjustment shall be made whenever such shares, securities, options, warrants or other rights are issued, and shall, in each case, become effective, in each case, retroactively to a date immediately following the close of business (1) in the case of issuance to stockholders of the Corporation, as such, on the record date for the determination of stockholders entitled to receive such shares, securities, options, warrants or other rights and (2) in all other cases, on the date ("issuance date") of such issuance; provided that:

                                    (A)      the determination as to whether an
adjustment is required to be made pursuant to this Section 8(d)(ii) shall be made upon the issuance of such shares or such convertible or exchangeable securities, options, warrants or other rights;

                                    (B)      if any convertible or exchangeable
securities, options, warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 8(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) on the basis of (1) eliminating from the computation any additional shares of Common Stock corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired or terminated, (2) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therefor and (3) treating any of such convertible or exchangeable securities, options, warrants or other rights which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at this time; and

                                    (C)      no adjustment in the Conversion
Price shall be made pursuant to this Section 8(d)(ii) as a result of any issuance of securities by the Corporation in respect of which an adjustment to the Conversion Price is made pursuant to Section 8(c)(i).

                           (iii)    In case the Corporation shall at any time or
from time to time after the Issue Date distribute to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the resulting or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding (A) dividends or distributions paid or made to holders of shares of Series E Preferred in the manner provided in
Section 2(d), and (B) dividends payable in shares of Common Stock for which adjustment is made under Section 8(c)(i)) or rights or warrants to subscribe for or purchase securities of the Corporation (excluding those referred to in Section 8(c)(ii) or those in respect of which an adjustment in the Conversion Price is made pursuant to Section 8(c)(i) or (ii)), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction
(x) the numerator of which shall be the Market Price of the Common Stock on the record date referred to below and (y) the denominator of which shall be such Market Price of the Common Stock less the then Fair Market Value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock (but such denominator not to be less than one). Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                           (iv)     In the case the Corporation, at any time or
from time to time after the Issue Date, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Section 8(c)(i) through Section 8(c)(iii), inclusive, or
Section 8(g) (but not including any action described in any such Section) and the Board of Directors of the Corporation in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Series E Preferred).

                           (v)      Notwithstanding anything herein to the
contrary, no adjustment under this Section 8(c) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Series E Preferred pursuant hereto.

                           (vi)     Notwithstanding anything herein to the
contrary, no adjustment under this Section 8(c)(ii) or (iii) shall be made upon
(A) the grant of options to employees or directors of the Corporation permitted under benefit plans in existence on the Issue Date pursuant to the terms of such plans in effect on the Issue Date, (B) the issuance of any Common Stock upon conversion of the Series E Preferred in accordance with the terms of its Certificate of Designation, (C) the issuance of any Common Stock upon conversion of the Series D Preferred in accordance with the terms of its Certificate of Designation in effect on the Issue Date and (D) the issuance of any Common Stock upon conversion or exercise of any convertible securities outstanding on the Issue Date in accordance with terms of such security in effect on the Issue Date.

                  (d) Effect of Setting Record Date. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

                  (e) Certificate of Adjustment. Upon any increase or decrease in the Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Series E Preferred at least five Business Days prior to effecting any of the foregoing transactions a certificate, signed by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment and specifying, to the extent feasible, (x) the method by which such adjustment was calculated and (y) the increased or decreased Conversion Price then in effect following such adjustment.

                  (f) No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Series E Preferred. If more than one share of Series E Preferred shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference (plus accrued and unpaid dividends, including any Additional Dividends) of the shares of Series E Preferred so surrendered. If the conversion of any share or shares of Series E Preferred results in a fraction, an amount equal to such fraction multiplied by the Current Market Price of the Common Stock on the Business Day preceding the day of conversion shall be paid to such holder in cash by the Corporation.

                  (g) Transactions. In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in case of any consolidation or merger of the Corporation with or into another Person

(other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock) (any of the foregoing, a "Transaction"), the Corporation, or such successor or purchasing Person, as the case may be, shall execute and deliver to each holder of Series E Preferred at least 10 Business Days prior to effecting any of the foregoing Transactions a certificate that the holder of each share of Series E Preferred then outstanding shall have the right after the Transaction to convert such share of Series E Preferred into the kind and amount of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Series E Preferred could have been converted immediately prior to such Transaction. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. If, in the case of any such Transaction, the stock, other securities, cash or property receivable thereupon by a holder of Common Stock includes shares of stock or other securities of a Person other than the successor or purchasing Person and other than the Corporation, which controls or is controlled by the successor or purchasing Person or which, in connection with such Transaction, issues stock, securities, other property or cash to holders of Common Stock, then such certificate also shall be executed by such Person, and such Person shall, in such certificate, specifically acknowledge the obligations of such successor or purchasing Person and acknowledge its obligations to issue such stock, securities, other property or cash to the holders of Series E Preferred upon conversion of the shares of Series E Preferred as provided above. The provisions of this Section 8(h) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions.

                  (h)      Notice. In case at any time or from time to time:

                           (i)      the Corporation shall declare a dividend (or
any other distribution) on its Common Stock;

                           (ii)     the Corporation shall authorize the granting
to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                           (iii)    there shall be any reclassification of the
Common Stock, or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or any sale or other disposition of all or substantially all of the assets of the Corporation; or

                           (iv)     there shall be any voluntary or involuntary
dissolution, liquidation or winding up of the Corporation;

then the Corporation shall mail to each holder of shares of Series E Preferred at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective. Such notice also shall specify the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

                  (i) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series E Preferred pursuant to Section 8(a) or 10(a), such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series E Preferred, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series E Preferred.

                  (j) Issuance of Certificates. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series E Preferred pursuant to Section 8(a) or 10(a) shall be made without charge to the converting holder of shares of Series E Preferred for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series E Preferred converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series E Preferred converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

Section 9.        Certain Remedies.

                  Any registered holder of Series E Preferred shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designation and to enforce specifically the terms and provisions of this Certificate of Designation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

Section 10.       Conversion at the Option of the Corporation.

                  (a) Time of Conversion. At any time after the fifth anniversary of the Effective Date, if for 20 consecutive Trading Days beginning on or after such anniversary, the Market Price of the Common Stock at the end of each such Trading Day during such period exceeds 250% of the Conversion Price in effect on each such Trading Day, then on the 20th Business Day following such 20-day period (the "Optional Conversion Date"), the Corporation shall have the right to cause all, but not less then all, of the outstanding shares of Series E Preferred to be converted automatically into such number of fully paid and non-assessable shares of Common Stock as is equal, subject to Section 8(g), to the product of the number of shares of Series E Preferred being so converted multiplied by the quotient of (i) the Liquidation Preference (plus accrued and unpaid dividends, including any Additional Dividends) divided by (ii) the Conversion Price in effect on the Optional Conversion Date.

                  (b) Officer's Certificate. The Corporation will provide notice to holders of record of Series E Preferred of its election to cause all the Series E Preferred to be converted pursuant to Section 10(a) on the Optional Conversion Date. The Corporation shall deliver such notice at least ten Business Days prior to the Optional Conversion Date, by first-class mail postage prepaid, to each holder of record of the Series E Preferred, at such holder's address as it appears on the stock transfer books of the Corporation. Such notice shall include an officer's certificate attesting to the satisfaction of the condition precedent to optional conversion, stating the Conversion Price and the number of fully paid and non-assessable shares of Common Stock into which such shares of Series E Preferred will be converted in accordance with Section 8 and this
Section 10.

                  (c) The Corporation shall deposit for the benefit of the holders of shares of Series E Preferred the share certificates representing the shares of Common Stock deliverable upon conversion of the shares of Series E Preferred with a bank or trust company having a capital and surplus of at least $1 billion, with instructions to such bank or trust company to deliver the certificates to the holders of shares of Series E Preferred upon surrender of the certificates for such shares; provided, however, that the making of such deposit shall not release the Corporation from any of its obligations hereunder. Any certificates so deposited by the Corporation and unclaimed at the end of two years from the Optional Redemption Date shall revert to the Corporation and the bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series E Preferred so converted shall look only to the Corporation for the certificate representing the Common Stock issued upon the conversion, as provided herein.

                  (d) Effect of Conversion. Notice of conversion having been given as provided in Section 10(b), upon the deposit pursuant to subsection
(c) of the certificates representing the shares of Common Stock issuable upon conversion of the shares of Series E Preferred, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Optional Conversion Date (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Series E Preferred to be converted shall cease and terminate, excepting only the right to receive the shares of Common Stock and Dividends. If the Corporation shall default in the execution and delivery of the shares of Common Stock, then no certificates evidencing such shares shall be deemed surrendered and such shares shall remain outstanding and the rights of holders of Series E Preferred shall continue to be those of holders of shares of the Series E Preferred.

Section 11.       Definitions.

                  For the purposes of this Certificate of Designation, the following terms shall have the meanings indicated:

                  "Additional Amount" means an amount equal to the amount of dividends to accrue on a share of Series E Preferred pursuant to Section 2(a) hereof from the date of issuance of such share to and including the fifth anniversary of the Effective Date, assuming that on each Quarterly Dividend Payment Date such dividends to be paid on such date were added to the Liquidation Preference on such Quarterly Dividend Payment Date for purposes of
Section 2(a).

                  "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided that for purposes of this Certificate, the Purchaser shall not be considered an Affiliate of the Corporation.

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by law or executive order to close.

                  A "Change of Control" of the Corporation shall mean such times as:

                           (i)      Any Person or "group" (within the meaning of
Section 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of outstanding shares of stock of the Corporation entitling such Person or Persons to exercise 50% or more of the total votes (excluding the Series E Preferred) entitled to be cast at a regular or special meeting, or by action by written consent, of shareholders of the Corporation (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, promulgated by the Commission under the Exchange Act);

                           (ii)     A majority of the Board of Directors of the
Corporation shall consist of Persons other than Continuing Directors. The term "Continuing Director" shall mean any member of the Board of Directors on the Closing Date (as defined in the Stock Purchase Agreement) and any other member of the Board of Directors who shall be recommended or elected to succeed or become a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors;

                           (iii)    The shareholders of the Corporation shall
have approved a recapitalization, reorganization, merger, consolidation or similar transaction, in each case with respect to which all or substantially all the Persons who were the respective beneficial owners, directly or indirectly, of the outstanding shares of capital stock of the Corporation immediately prior to such recapitalization, reorganization, merger, consolidation or similar transaction, will own less than 50% of the combined voting power of the then outstanding shares of capital stock of the Corporation resulting from such recapitalization, reorganization, merger, consolidation or similar transaction; provided that any such recapitalization shall not be considered a Change of Control if the holders of Series E Preferred have the right to participate on at least a pari passu basis;

                           (iv)     The shareholders of the Corporation shall
have approved of the sale or other disposition of all or substantially all the assets of the Corporation in one transaction or in a series of related transactions;

                           (v)      Any transaction occurs (other than one
described in (iii) above or (vi) below), the result of which is that the Common Stock is not required to be registered under Section 12 of the Exchange Act and that the holders of Common Stock do not receive common stock of the Person surviving such transaction which is required to be registered under Section 12 of the Exchange Act; or

                           (vi)     Immediately after any merger, consolidation,
recapitalization or similar transaction, D. Gregory Smith or a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall be the beneficial owners, directly or indirectly, of outstanding shares of capital stock of the Corporation (or any Person surviving such transaction) entitling them collectively to exercise 50% or more of the total voting power of shares of capital stock of the Corporation (or the surviving Person in such transaction) and in connection with or as a result of such transaction, the Corporation (or such surviving Person) shall have incurred or issued additional indebtedness such that the total indebtedness so incurred or issued equals at least 50% of the consideration payable in such transaction; provided that any such transactions shall not be considered a Change of Control if the holders of Series E Preferred have the right to participate on at least a pari passu basis.

                  "Change of Control Window" shall mean, as to any Change of Control, the period beginning on the earlier of (x) the date such Change of Control occurs and (y) the first date as of which the Corporation has given written notice of such Change of Control to each registered holder of Series G Preferred, and ending on the date 180 days after the later to occur of (i) the date such Change of Control occurs and (ii) the first date as of which the Corporation has given written notice of such Change of Control to each registered holder of Series G Preferred.

                  "Common Stock" shall mean the common stock, par value $.01 per share, and each other class of capital stock of the Corporation into which such stock is reclassified or reconstituted.

                  "Consolidated EBITDA" shall mean for any period, the Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income (i) Consolidated Interest Expense; (ii) depreciation; (iii) depletion; (iv) amortization; (v) all federal, state, local and foreign income taxes; and (vi) all other non-cash expenses, minus, to the extent added in determining such Consolidated Net Income, any non-cash income or non-cash gains, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Interest Expense" shall mean for any period, the net interest expense of the Corporation and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Income" shall mean for any period, the net income of the Corporation and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non-recurring gains or losses or gains or losses from asset sales; (b) effects of discontinued operations; (c) the income (or loss) of any Person in which any other Person (other than the Corporation or any of the Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Corporation or any of its Subsidiaries by such Person during such period; and (d) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Corporation or is merged into or consolidated with the Corporation or any of its Subsidiaries or the date such Person's assets are acquired by the Corporation or any of its Subsidiaries.

                  "Current Market Price" per share shall mean, on any date specified herein for the determination thereof, (a) the average daily Market Price of the Common Stock for those days during the period of 20 days, ending on such date, which are Trading Days, and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Market Price on such date.

                  "Effective Date" shall mean July 2, 2001.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                  "Fair Market Value" shall mean the amount which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm's-length transaction (assuming that the Common Stock is valued "as if fully distributed" so that, among other things, there is no consideration given for minority investment discounts or discounts related to illiquidity or restrictions on transferability).

                  "GAAP" shall mean the generally accepted United States accounting principles in effect from time to time.

                  "Issue Date" shall mean the original date of issuance of shares of Series E Preferred to the holders pursuant to the Stock Purchase Agreement.

                  "Junior Stock" shall mean any capital stock of the corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Preferred including, without limitation, the Common Stock.

                  "Liquidation Preference" with respect to a share of Series E Preferred shall mean $12.00.

                  "Market Price" shall mean, per share of Common Stock on any date specified herein: (a) the closing price per share of the Common Stock on such date published in The Wall Street Journal or, if no such closing price on such date is published in The Wall Street Journal, the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security, the last trading price of the Common Stock on such date; or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported closing bid and asked prices of the Common Stock on such date as shown by NASDAQ and reported by any member firm of the NYSE, selected by the Corporation. If neither (a), (b) or (c) is applicable, Market Price shall mean the Fair Market Value per share determined in good faith by the Board of Directors of the Corporation which shall be deemed to be Fair Market Value unless holders of at least 15% of the outstanding shares of Series E Preferred request that the Corporation obtain an opinion of a nationally recognized investment banking firm chosen by such holders and the Corporation (at the Corporation's expense), in which event Fair Market Value shall be as determined by such investment banking firm.

                  "Material Subsidiary" shall mean the subsidiaries of the Corporation set forth on the Schedule attached hereto and any other Subsidiary that would constitute a Significant Subsidiary (as defined in Article 1 of Regulation S-X promulgated under the Securities Act of 1933, as amended).

                  "NASDAQ" shall mean the National Market System of the NASDAQ Stock Market.

                  "NYSE" shall mean the New York Stock Exchange, Inc.

                  "Parity Stock" shall mean any capital stock of the corporation, including the Series D Preferred, ranking on a par (either as to dividends or upon liquidation, dissolution or winding up) with the Series E Preferred.

                  "Permissible Amount" shall mean:

                           (i)      if the Consolidated EBITDA for the
immediately preceding four fiscal quarters is $25 million or less, $100 million; or

                           (ii)     if the Consolidated EBITDA for the
immediately preceding four fiscal quarters is greater than $25 million, an amount equal to the Consolidated EBITDA for the immediately preceding four fiscal quarters multiplied by 4.

                  "Per Share Equity Value" of a share of Common Stock shall mean the quotient obtained by dividing (a) the "as if fully distributed value" (so that, among other things, there is no consideration given for any minority investment discounts or discounts related to illiquidity or restrictions on transferability) of all the Corporation's outstanding shares of Common Stock (on a fully diluted basis), by
(b) the number of outstanding shares of Common Stock on a fully diluted basis.

                  "Person" shall mean any individual, firm, corporation, partnership, limited liability company trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall any successor (by merger) of such entity.

                  "Senior Stock" shall mean any capital stock of the Corporation ranking senior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Preferred.

                  "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated October 19, 2000 between the Corporation, The 1818 Fund III, L.P. and the other persons listed therein, as the same may be amended from time to time.

                  "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

                  "Trading Days" shall mean a day on which the national securities exchanges are open for trading.

Section 12.       Modification or Amendment.

                  Except as specifically set forth herein, modifications or amendments to this Certificate of Designation may be made by the Corporation with the consent of the holders of at least 50% of the outstanding shares of Series E Preferred.

                  IN WITNESS WHEREOF, Z-Tel Technologies, Inc. has caused this Certificate of Designation to be duly executed in its corporate name on this 2nd day of July, 2001.

                                             Z-TEL TECHNOLOGIES, INC.



                                             By:  /S/ D. Gregory Smith
                                                ----------------------
                                                Name: D. Gregory Smith
                                                Title: CEO